Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen North Carolina Dividend Advantage Municipal Fund 2

811-10525

The annual meeting of shareholders for the above-
referenced Fund was held on November 16, 2010.  At
this meeting the shareholders were asked to vote on the
election of Board Members, the elimination of
Fundamental Investment Policies and the approval of
new Fundamental Investment Policies.    The meeting
was adjourned to January 6, 2011 and subsequently adjourned to March 14, 2011.

Voting results are as follows:

Common and
Preferred
shares voting
together as a
class

<c>  Preferred
shares voting
together as a
class

To approve the elimination of the Funds
fundamental policy relating to investments
 in municipal securities and below
investment grade securities.


   For
            3,446,564
                         -
   Against
               168,063
                         -
   Abstain
                 94,998
                         -
   Broker Non-Votes
               820,613
                         -
      Total
            4,530,238
                         -



To approve the new fundamental policy
relating to investments in municipal
securities for the Fund.


   For
            3,455,125
                         -
   Against
               164,069
                         -
   Abstain
                 90,431
                         -
   Broker Non-Votes
               820,613
                         -
      Total
            4,530,238
                         -



Proxy materials are herein
incorporated by reference
to the SEC filing on October 20,
2010, under
Conformed Submission Type
DEF 14A, accession
number 0000950123-10-094509.